UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 4, 2010

DOLBY LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32431	90-0199783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Potrero Avenue

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(415) 558-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Separation Agreement with Named Executive Officer

On October 4, 2010, Dolby Laboratories, Inc. (the “Company”) entered into a Separation Agreement and Release with Mark S. Anderson (the “Anderson Agreement”). Pursuant to the terms of the Anderson Agreement, Mr. Anderson will resign, effective January 14, 2011, as the Executive Vice President, General Counsel and Secretary of the Company.

Mr. Anderson has agreed to provide transitional services as an employee of the Company from January 15, 2011 through June 30, 2011 (the “Anderson Transition Period”). During the Anderson Transition Period, Mr. Anderson will receive his base salary and standard Company-sponsored benefits, except that Mr. Anderson will not be eligible to participate in any of the Company’s fiscal 2011 annual incentive plans. In addition, pursuant to the Anderson Agreement, Mr. Anderson will receive the following from the Company: (1) a payment of 12 months of base salary, in the amount of $370,800, less applicable withholdings; (2) acceleration of Mr. Anderson’s stock options and restricted stock units which shall be vested in full promptly following the commencement of the Anderson Transition Period, contingent upon his earlier resignation as the Executive Vice President, General Counsel and Secretary of the Company; (3) reimbursement of COBRA insurance premiums for a period of 12 months; (4) payment of up to $25,000 for Mr. Anderson’s use of outplacement services; and (5) payment of up to $10,000 for Mr. Anderson’s costs, attorney’s fees, tax accountants’ fees and other professional fees incurred in connection with the preparation of the Anderson Agreement. The Anderson Agreement also contains a release of claims by Mr. Anderson.

A copy of the Anderson Agreement will be filed when required pursuant to Item 601 of Regulation S-K, which is expected to be filed as an exhibit to the Company’s Form 10-Q for the fiscal quarter ended December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLBY LABORATORIES, INC.

Date: October 4, 2010	/s/ Kevin J. Yeaman
Kevin J. Yeaman President, Chief Executive Officer and Director